Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-134965
(Supplementing Preliminary Prospectus Supplement
dated January 29, 2007)

9,000,000 Shares
Allos Therapeutics, Inc.
Common Stock

        This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated January 29, 2007 (including the base prospectus dated July 10, 2006 and the documents incorporated by reference therein) relating to these securities.

Terms and Conditions of the Common Stock Offering

Public offering price per share.	$6.00.
Shares expected to be sold to Baker Brothers Life Sciences, L.P., and certain other affiliated funds.	3,300,000 shares.
Underwriting discounts and commissions per share.	$0.36.
Net proceeds, before expenses, to Allos Therapeutics, Inc.	$50,760,000.
Underwriters.	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, and JMP Securities LLC.

        The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement thereto) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement (including the documents incorporated by reference therein) and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling 1-866-500-5408.